AGREEMEN

                    CONCERNING THE EXCHANGE OF COMMON STO

                                    BETWEEN

             NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION

                                      AND

                 SHAANXI CHANG JIANG SI YOU NENG YUAN FA ZHNAG

                          GU FENG YOU XIANG GONG SI









                               TABLE OF CONTENTS

ARTICLE I PLAN OF EXCHANGE OF SECURITIES.....................................5


  1.1   Plan of Exchange.....................................................5
  1.2   Earnest Money Deposit................................................6
  1.3   Cash Consideration and Escrow Requirements...........................6
  1.4   Distribution of Cash at Closing......................................6
  1.5   Distribution of Securities at Closing................................7
  1.6   Lockup-Leakout Agreement.............................................7
  1.7   Exemption from Registration..........................................8
  1.8   Change of Board Control..............................................8
  1.9   Closing..............................................................8
  1.10  Due Diligence........................................................9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF CHAN JIANG......................9

  2.1   Organization.........................................................9
  2.2   Capital..............................................................9
  2.3   Subsidiaries.........................................................10
  2.4   Authority............................................................10
  2.5   Corporate Power......................................................10
  2.6   Financial Statements.................................................11
  2.7   Absence of Changes...................................................11
  2.8   Absence of Undisclosed Liabilities...................................11
  2.9   Tax Returns..........................................................11
  2.10  Investigation of Financial Condition.................................11
  2.11  Patents, Trade Names and Rights......................................11
  2.12  Compliance with Laws.................................................11
  2.13  Litigation...........................................................11
  2.14  Full Disclosure......................................................12
  2.15  Assets...............................................................12
  2.16  Material Contracts...................................................12
  2.17  Indemnification of Officers and Directors............................12
  2.18  General..............................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NAGM...........................12

  3.1   Organization.........................................................12
  3.2   Capital..............................................................13
  3.3   Subsidiaries.........................................................13
  3.4   Directors and Officers...............................................13
  3.5   Financial Statements.................................................13
  3.6   Changes in Financial Condition.......................................14
  3.7   Absence of Undisclosed Liabilities...................................14
  3.8   Tax Returns..........................................................14
  3.9   Investigation of Financial Condition.................................15
  3.10  Patents, Trade Names and Rights......................................15
  3.11  Compliance with Laws.................................................15
  3.12  Litigation...........................................................15
  3.13  Authority............................................................15
  3.14  Ability to Carry Out Obligations.....................................16
  3.15  Full Disclosure......................................................16
  3.16  Assets...............................................................16
  3.17  Material Contracts...................................................16
  3.18  Market for Company Stock.............................................17
  3.19  Minute Books.........................................................17
  3.20  Real Property Holding Corporation....................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CHAN JIANG SHAREHOLDERS.........18

  4.1   Share Ownership......................................................18
  4.2   Investment Intent....................................................18
  4.3   Legend...............................................................19
  4.4   Penny Stocks.........................................................19

ARTICLE V COVENANTS..........................................................19

  5.1   Investigative Rights.................................................19
  5.2   Conduct of Business..................................................19
  5.3   Indemnification......................................................19

ARTICLE VI CONDITIONS PRECEDENT TO NAGM'S PERFORMANCE........................21

  6.1   Conditions...........................................................21
  6.2   Accuracy of Representations..........................................21
  6.3   Performance..........................................................21
  6.4   Absence of Litigation................................................21
  6.5   Officer's Certificate................................................21
  6.6   Legal Opinion........................................................21
  6.7   Form 8-K.............................................................21
  6.8   General..............................................................21
  6.9   Due Diligence........................................................22

ARTICLE VII CONDITIONS PRECEDENT TO CHAN JIANG 'S PERFORMANCE................22

  7.1   Conditions...........................................................22
  7.2   Accuracy of Representations..........................................22
  7.3   Performance..........................................................22
  7.4   Absence of Litigation................................................22
  7.5   Current Status.......................................................22
  7.6   Assets of NAGM.......................................................22
  7.7   Officer's Certificate................................................23

ARTICLE VIII CLOSING.........................................................23

  8.1   Closing..............................................................23
  8.2   Other Events Occurring at Closing....................................23

ARTICLE IX TERMINATION.......................................................24

  9.1   Termination..........................................................24
  9.2   Effect of Termination................................................25
  9.3   Waiver...............................................................25

ARTICLE X MISCELLANEOUS......................................................25

  10.1  Captions and Headings................................................25
  10.2  No Oral Change.......................................................26
  10.3  Non-Waiver...........................................................26
  10.4  Time of Essence......................................................26
  10.5  Entire Agreement.....................................................26
  10.6  Choice of Law........................................................26
  10.7  Counterparts.........................................................26
  10.8  Notices..............................................................26
  10.9  Binding Effect.......................................................27
  10.10   Mutual Cooperation.................................................27
  10.11   Announcements......................................................27
  10.12   Expenses...........................................................27
  10.13   Survival of Representations and Warranties.........................27
  10.14   Exhibits...........................................................27


EXHIBIT A

EXHIBIT B

                                   AGREEMENT

      THIS AGREEMENT made this 30th day of May, 2007, by and among NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION, a Delaware corporation ("NAGM"), and SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI ("CHAN JIANG"), a P.R.China corporation, and the ultimate shareholders of CHAN JIANG ("Seller").

                                  BACKGROUND

      SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI. is an energy research and development company in Shaanxi Province.

      North American Gaming and Entertainment Corporation ("NAGM") was incorporated under the laws of the state of Delaware in 1969 and was previously engaged in the amusement and recreation industry with operations in video gaming and video poker located in the southern United States. In 2001, NAGM sold its remaining operations and devoted its activities to the location and acquisition of a private entity or other suitable assets. Since 2001, NAGM has not engaged in operations and has generated only limited revenues.

      The securities of NAGM are publicly traded in the US, in the over the counter bulletin board ("OCBB") under the trading symbol "NAGM." NAGM is obligated to file reports under the Securities Exchange Act of 1934, as amended and has caused all such reports to be filed.

      NAGM intends to enter a transaction regarding the acquisition of CHAN JIANG by NAGM through a share exchange transaction. Under the terms of this Agreement, CHAN JIANG will become indirectly a subsidiary of NAGM by the WOFE method set forth in Definition and Section 1.1(b) hereunder and will continue its existing business under the direction of a newly appointed board of directors.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

                                  DEFINITIONS

      For purposes of this agreement, the following definitions shall apply. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings provided by GAAP. Certain capitalized terms are used in this Agreement as specifically defined in this Section as follows:

        "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with CHAN JIANG (or other specified Person) and shall include (a) any Person who is an officer, director or beneficial holder of at least 10% of the outstanding capital stock of CHAN JIANG (or other specified Person), (b) any Person of which CHAN JIANG (or other specified Person) or any officer or director of CHAN JIANG (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person.

      "AGREEMENT" means this Agreement.

      "BALANCE SHEET DATE" is December 31, 2006

      "BYLAWS" means all written rules, regulations, procedures and bylaws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

      "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations, establishing the rights and preferences of the Series C Convertible Preferred Stock of the Company, by resolution to be adopted at the closing and as attached hereto as Exhibit A.

      "CHAN JIANG" is defined in the Preamble.

      "CHAN JIANG Financial Statements" means the Financial Statements of S SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI..

      "CHAN JIANG  Intellectual Property" is defined in Section 4.18(b).

      "CHAN JIANG Shareholders" means the beneficial owners of the shares represented by the certificates of SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI. or its ultimate parent corporation

      "CHARTER" means the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

      "CLOSING" is defined as the process of actual exchange of cash, securities, voting control and ownership, which is scheduled to occur in the offices of Charles Barkley, Attorney.

      "CLOSING DATE" shall be as soon as all approvals have been obtained from government and regulatory authorities and the Board of Directors of NAGM, and all other conditions set forth herein have been satisfied, unless extended by the parties.

      "CODE" means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations there-under, as from time to time amended and in effect.

      "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

      "CONTRACTUAL OBLIGATION" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

      "EMPLOYEE BENEFIT PLAN" means each and all "employee benefit plans" as defined in section 3(3) of ERISA, maintained or contributed to by either NAGM or CHAN JIANG, any of their Affiliates or any of their respective predecessors, or in which either NAGM or CHAN JIANG, any of their Affiliates or any of their respective predecessors participates or participated and which provides benefits to employees of either NAGM or CHAN JIANG or their spouses or covered dependents or with respect to which either NAGM or CHAN JIANG has or may have a material liability, including, (i) any such plans that are "employee welfare plans" as defined in section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in section 3(2) of ERISA.

      "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor statute and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereof, collectively and as from time to time amended and in effect.

      "ERISA Group", with respect to any entity, means any Person which is a member of the same "controlled group" or under "common control", within the meaning of section 414(b) or (c) of the Code or section 4001(b)(1) of ERISA, with such entity.

      "Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

      "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

      "LEGAL REQUIREMENT" means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon the business, assets, financial condition, income or prospects of the party in question.

      "MEMBERS OF THE IMMEDIATE FAMILY," as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons.

      "NAGM" is defined in the Preamble.

      "NAGM Financial Statements" means the audited and unaudited statements filed by NAGM with the Securities and Exchange Commission

      "NAGM Stock" is defined in Section 1.1.



      "NAGM Shareholders" means the legal and beneficial owners of the shares represented by the certificates of NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION.

      "PENSION PLAN" means each pension plan (as defined in section 3(2) of ERISA) established or maintained, or to which contributions are or were made by CHAN JIANG or any of its Subsidiaries or former Subsidiaries, or any Person which is a member of the same ERISA Group with any of the foregoing.

      "PERSON"   means   an   individual,  partnership,  corporation,  company,
association,  trust,  joint  venture,   unincorporated   organization  and  any
governmental department or agency or political subdivision.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

      "SECURITIES EXCHANGE ACT" or "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

      "SELLERS" is defined in the Preamble.

      "SERIES C PREFERRED STOCK" shall mean the preferred shares of NAGM having the rights and preferences set forth on Exhibit A.

      "SUBSIDIARY" means any Person of which either NAGM or CHAN JIANG now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) constitute a general partner.

      "SHAREHOLDERS" means the beneficial owners of the shares represented by the certificates

      "WELFARE PLAN" means each welfare plan (as defined in section 3(l) of ERISA) established or maintained, or to which any contributions are or were made, by CHAN JIANG or any of its Subsidiaries or any Person which is a member of the same ERISA Group with any of the foregoing.

      "WOFE 1 Financial Statements" means the Financial Statements of a Chinese company to be set up by trustees of all CHAN JIANG's shareholders for purpose of governmental approval of this acquisition hereof which shall hold majority shares of CHNA JIANG afterwards.

      "WOFE2" means A Hong Kong company to be set up by trustees of all CHAN JIANG's shareholders for purpose of governmental approval of this acquisition hereof which shall hold 100% shares of WOFE 1 afterwards, thereforce, WOFE 2 has 100% shares of WOFE1, WOFE1 has at least 80% or above shares of CHAN JIANG. The shareholders becomes final trustees of all CHAN JIANG shareholders or their beneficiaries. At the Closing the exchange shall take place between the all shareholders of WOFE2 and NAGM.

                                   ARTICLE I



                        PLAN OF EXCHANGE OF SECURITIES



      1.1   Plan of Exchange


            (a) Current Capitalization. NAGM presently has approximately 23,216,058 shares of common stock outstanding, options for an additional 1,000,000 shares, and no shares of preferred stock or other securities outstanding. Of the outstanding shares, the breakdown is as follows:
      13,124, 954 shares belonging to EH Hawes Trust, 535,556 shares belonging to Richard P Crane, 2,535,673 shares belonging to Snadon, 1,750,000 shares belonging to Daryl Case, 2,058,644 shares belonging to Bowyer, and a public float of 3,211,231 shares. In addition, Crane owns options to acquire up to 1,000,000 additional shares of common stock.

            (b) Exchange. At the Closing, the CHAN JIANG Shareholders (by WOFE2's shareholders ), shall transfer to NAGM at least 80% or above the outstanding shares of CHAN JIANG (by WOFE1 and WOFE2 ), duly endorsed and in good form for transfer. Also at Closing, NAGM shall issue to the transferors 500,000 shares of Series C Convertible Preferred Stock (the "Exchange"). Said shares of Series C Preferred Stock will carry the right to 1,218 votes per share and will be convertible with common stock at a rate sufficient to yield an aggregate of 609 Million pre-split common shares upon conversion, as set forth in the Certificate of Designations. It is the intent of this exchange that CHAN JIANG will have the ability to convert its preferred holdings to at least 96% of the total issued and outstanding common stock, on a fully diluted basis.

            (c) Compliance with Chinese "WOFE" Regulations. The parties acknowledge that approval from Shaanxi provincial governments in the PRC may be required for transfer by CHAN JIANG to NAGM and therefore give advance consent to nominal changes needed for such approval. If necessary, in the opinion of Chinese counsel, this may include transfer of at least 80% shares of CHAN JIANG to WOFE1 , then 100% shares of WOFE1 to WOFE2, then 100% shares of WOFE2 to NAGM, and finally CHAN JIANG will be indirectly a foreign entity (WOFE). Provided, however, that the nominal transfer shall not alter the valuation or operations of CHAN JIANG. In that event, all of CHAN JIANG's rights, responsibilities and benefits under this Agreement shall be assigned to and assumed by WOFE2. All PRC approvals shall be obtained within 115 days of the execution of this Agreement.

            (d) Reverse Stock Split. After the closing of this transaction (and upon obtaining regulatory approval and approval of the NAGM shareholders), NAGM will effect a 10 for 1 reverse stock split or such other reverse stock split so as to effectively lower NAGM's current number of issued and outstanding shares to no more than 2,421,605.8 shares of common stock issued and outstanding at closing. The rights and privileges associated with any outstanding options, warrants or other securities shall be reversed correspondingly such that the total capitalization of NAGM after the time of closing of this agreement shall be equal to or less than 2,421,605.8 issuable shares of common stock on a fully diluted basis, prior to the conversion of the Series "C" Convertible Preferred Shares.

            (e) Authorization of Additional Authorized Capital.It is the intent of this Agreement that CHANG JIANG will not convert its Series C Preferred Stock until after the completion of the 10 for 1 reverse stock split. In this case, no additional authorized common shares will be required. If the reverse stock split does not occur for any reason, the authorized capital of NAGM will be increased to a number of shares sufficient to permit conversion of the Series C Preferred Stock into common shares.

      1.2   Earnest Money Deposit

      .   CHAN JIANG shall deposit  $50,000  US  Dollars  in  escrow  with  its counsel's trust account upon of the execution of this Agreement. If the transaction fails to close for any reason other than fault of NAGM (this fault includes but is not limited to a determination by NAGM that it is not satisfied with its evaluation of the audited report on the CHAN JIANG Financial Statements) by NAGM by 28 August, 2007, then this earnest money deposit shall be due and payable to NAGM, without recourse or setoff by CHAN JIANG. Otherwise, the closing shall occur and the earnest money shall be credited to the total cash consideration to be paid by CHAN JIANG.

      1.3   Cash Consideration and Escrow Requirements

      . CHAN JIANG as further consideration shall pay Three Hundred Twenty Thousand U. S. Dollars ($320,000.00) cash to NAGM at closing. These funds shall be used by NAGM to assign from the existing creditors to designees by CHAN JIANG as per Clause 1.4 (a) or liquidate and remove all debts or liabilities of NAGM incurred prior to closing, including payments to its attorneys and consultants, as provided in Section 1.4 hereof. CHAN JIANG shall have delivered to its escrow agent, Charles W. Barkley, sufficiently prior to Closing, cleared funds in U.S. Dollars sufficient to permit wire transfer on the date of Closing.

      1.4   Distribution of Cash at Closing

      .  At Closing, Charles  W. Barkley as escrow agent shall be authorized to
deliver  proceeds  totaling  Three   Hundred   Seventy  Thousand  U.S.  Dollars
($370,000.00) cash at closing as follows:

            (a) Cash. At least One Hundred Fifty Thousand Dollars ($150,000.00) to be used for the assignment from the current or existing creditors to the designees by CHAN JIANG or the reduction or liquidation of any pre-existing debts or liabilities of NAGM. To the extent that any such debts of liabilities remain outstanding of the date of closing, NAGM will provide Charles W. Barkley, escrow agent a schedule of debts identifying the creditor, creditor's address, amount owed, account number, if any, whether debt is disputed, payment or wiring instructions. Any sums remaining after payment of outstanding debts and liabilities shall be delivered to NAGM for disbursement in its discretion by its current board of directors. It is understood that all these debts or liabilities shall be assigned to the individual persons designated by CHAN JIANG, These new creditors shall have option to waive these debts against NAGM.

            (b) Consulting Fees. From the cash consideration, the sum of $200,000 or other sum to be agreed between Capital Advisory Services, Inc. and NAGM shall be paid hereunder by CHAN JIANG to Capital Advisory Services, Inc. at Closing in satisfaction of obligations of NAGM for legal and consulting fees incurred prior to closing.

            (c) Balance. The balance of funds, if any, shall be delivered to the accounts of NAGM and distributed in accordance with the instructions of the Board of NAGM as constituted immediately prior to closing.

      1.5   Distribution of Securities at Closing

      . At Closing, NAGM shall cause securities to be distributed as follows:

            (a) Distribution of Securities. NAGM shall cause 4,500,000 shares of newly issued common voting shares( pre-split ) to be issued to Capital Advisory Services, Inc. in satisfaction of obligations of NAGM for legal and consulting fees incurred prior to closing and shall reduce the Series "C" Convertible Preferred payable to CHAN JIANG by an appropriate number of shares. The shares shall be afforded "piggyback" registration rights whereby the shares will be registered by NAGM at NAGM expense if NAGM registers any other shares.

            (b) Shareholder Share Exchange.At closing, 3,800,000 shares (pre-split), which have been held longer that 2 years by non affiliates of NAGM shall be transferred to CHAN JIANG or its designees in exchange for 4,500,000 newly issued shares of NAGM (pre-split) common voting shares. To effect this condition, NAGM shall cause to be issued 2,250,000 newly issued (pre-split) common voting shares at closing to Michael Case, a citizen and resident of Dallas, Texas in exchange for 2,090,000 shares(pre-split), which have been held by Mr. Case for more than 2 years. In addition, NAGM shall also issue 2,250,000 newly issued (pre-split) common voting shares at closing to James Bowyer, a citizen and resident of Los Angeles, California in exchange for 1,710,000 shares (pre-split), which have been held by Mr. Bowyer for more than 2 years. NAGM makes no representation whether the shares so transferred will be either free-trading shares or restricted shares capable of sale under SEC Rule 144.

      1.6   Lockup-Leakout Agreement

      . The current officers, directors and affiliates of NAGM shall execute at closing lockup-leakout agreements ("lockup") in a form suitable to counsel for CHAN JIANG. Under the terms of the lockup, the current officers, directors and affiliates shall agree that no restrictive legends shall be removed nor shall any sales of restricted shares be completed, whether in compliance with Rule 144 or otherwise, for a 90 day period following the end date of Closing Date.

      Specifically, NAGM shareholders, E H. Hawes Trust and any shareholder entities controlled by him, Richard P. Crane and Daryl Case shall be subject to a lock up leak out agreement executed and delivered at Closing. The parties to the lockup shall further agree that the company shall remove the restrictive legend regarding the lock-up agreement and permit sales on a pro-rata basis thereafter on the following schedule provided that the selling party complies with Rule 144 in effecting such sales:

            (a) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 90 days following the end day of closing until the expiration of 180 days following the Closing Date;

            (b) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 180 days following the end day of closing until the expiration of 270 days following the Closing Date;

            (c) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 271 days following the end day of closing until the expiration of 360 days following the Closing Date.

            (d) On the one year anniversary date of the Closing Date, the lockup shall expire and all remaining shares shall be eligible for the removal of the restrictive legend and resale in accordance with law.

      1.7   Exemption from Registration

      . The parties hereto intend that the NAGM Shares to be issued to the Sellers shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. The parties believe these transactions are private placements within the meaning of the rules and regulations under the Securities Act. Each of these entities separately, and through their intermediaries, had a pre-existing relationship that had existed for at least 30 days. NAGM will rely upon the exemptions from registration provided by Regulation S, Section 4(2) and Regulation D of the Securities Act, and on comparable exemptions under the China Corporation Act and the China Securities Act and other state and foreign laws. It is understood these exemptions were available because the issuances were made to a de minimus number of sophisticated persons, in transactions not involving a private offering.

      1.8   Change of Board Control

      . At Closing, the current Board of Directors shall tender resignations effective on Closing. Immediately prior to resigning, the Board shall hold a meeting in compliance with the notice or waiver of notice requirements of NAGM and shall then adopt resolutions fixing the size of its Board of Directors of not less than three nor more than nine directors, and shall elect a new Board of Directors and upon filing of an Information Statement in compliance with Rule 14f of the Securities Exchange Act. Such information statement must be filed with the SEC and cleared for mailing to the NAGM Stockholders at least 10 days prior to Closing.

      Effective on the Closing Date, the new NAGM Board shall elect new officers of NAGM of its choosing and existing NAGM officers shall resign.

      1.9   Closing

      . This Agreement shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Exchange Act, as such, CHAN JIANG must document to NAGM's satisfaction that it is prepared to file a Form 8-K within four business days of Closing that meets the requirements in Form 8-K for the acquisition of a "shell" company. Closing shall occur when all conditions of Closing have been met or are waived by the parties, including all required government approvals. The parties anticipate filing with the SEC and mailing to NAGM Stockholders of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of NAGM.

      In addition to other customary Closing requirements and items provided for herein, NAGM shall have delivered to CHAN JIANG copies of each of the following which shall be true and correct copies in full force and effect as of the Closing date: (i) the Certificate of Incorporation of NAGM as of the Closing date certified by the Secretary of State of Delaware as of a date not more than ten (10) days prior to the Closing; (ii) the Bylaws of NAGM, certified by NAGM's secretary as of the Closing date; (iii) resolutions of the Board of Directors of NAGM, certified by NAGM's secretary as of the Closing date, the form and substance of which are reasonably satisfactory to CHAN JIANG, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby; and (iv) the most recent audit report and auditor's letter including any items noted by the auditors to indicate a lack of internal control or other deficiency; and (v) good standing Certificate of NAGM.

      In addition to other customary Closing requirements and items provided for herein, CHAN JIANG shall have delivered to NAGM an opinion of Chinese counsel, fluent in English and Mandarin, to the effect that counsel has reviewed (i) the Articles of Incorporation (ii) the Bylaws (iii) resolutions of the Board of Directors and (iv) the most recent audit report and auditor's letter and found CHAN JIANG to be in compliance with the applicable laws and regulations pertinent to CHAN JIANG under the laws of the PRC and that the transactions hereby have been authorized and approved by the governing bodies of CHAN JIANG and all governmental and regulatory authority.

      1.10   Due Diligence

      . Each party shall have furnished to the other party certain corporate and financial information to conduct its respective due diligence. If any party determines that there is a reason not to complete the Agreement as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period.

                                   ARTICLE II



                 REPRESENTATIONS AND WARRANTIES OF CHAN JIANG



      Sellers and CHAN JIANG hereby represent and warrant to NAGM that:

      2.1   Organization

      . CHAN JIANG is a corporation duly organized in 2004 and validly existing and in good standing under the laws of People's Republic of China, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

      2.2   Capital

      .

            (a) The authorized capital stock of CHAN JIANG consists solely of RMB406,000,000, of which 406,000,000 shares are issued and outstanding. All of the issued and outstanding shares of CHAN JIANG are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating CHAN JIANG to issue or to transfer from treasury any additional shares of its capital stock of any class. There is no other outstanding capital stock, warrants and options as of the date of the Agreement. All of the outstanding shares of capital stock of CHAN JIANG is validly issued, fully paid, nonassessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by applicable securities laws.

      2.3   Subsidiaries

      . As of closing, CHAN JIANG shall be a at least 80% owned subsidiary of WOFE1, and WOFE1 shall be 100% owned subsidiary of WOFE2. Neither CHAN JIANG nor WOFE 1 and WOFE2 has other subsidiaries, affiliated companies or other associated entities and does not own any interest in any other enterprise, except as disclosed in the audit report.

      2.4   Authority

      . The Board of Directors and shareholders of CHAN JIANG has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and CHAN JIANG has have full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of CHAN JIANG and is enforceable in accordance with its terms and conditions. All shareholder approval and corporate action on the part of CHAN JIANG necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Closing date. This Agreement is a legal, valid and binding agreements of Sellers, CHAN JIANG, enforceable in accordance with their terms. The execution, delivery and performance by Sellers of this Agreement and the sale of CHAN JIANG shares will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which any Seller or CHAN JIANG is subject, or any Charter or Bylaws of CHAN JIANG, or any Contractual Obligation to which any Seller or CHAN JIANG is a party or by which CHAN JIANG is bound.

      2.5   Corporate Power

      . Sellers have all necessary power and authority to enter into and perform this Agreement and to sell the CHAN JIANG shares hereunder. CHAN JIANG has all necessary power and authority to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. Sellers and CHAN JIANG have taken all action necessary to authorize this Agreement and the sale of the CHAN JIANG shares to be sold hereunder. The execution and delivery of this Agreement by CHAN JIANG and the performance by CHAN JIANG of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which CHAN JIANG is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of CHAN JIANG ; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of CHAN JIANG .

      2.6   Financial Statements

      . Schedule 2.6 hereto consists of the consolidated unaudited financial statements of CHAN JIANG for the years ended December 31, 2006 and 2005. The financial statements have been prepared in accordance with generally accepted accounting principles and practices in the United States, consistently followed throughout the periods indicated, and fairly present the financial position as of the dates of the balance sheets included in the financial statements and the results of operations for the periods indicated. Audited financial statements for such years and for any required interim period shall be delivered as a condition to Closing.

      2.7   Absence of Changes

      . Since the date of CHAN JIANG's most recent financial statements included in Schedule 2.6, there has not been any undisclosed changes in the financial condition or operations of CHAN JIANG, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

      2.8   Absence of Undisclosed Liabilities

      . As of the date of CHAN JIANG's most recent balance sheet, CHAN JIANG did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

      2.9   Tax Returns

      . Within the times and in the manner prescribed by law, CHAN JIANG has filed all central and provincial tax returns required by law and has paid all taxes, assessments and penalties due and payable except for those for which returns are not yet due. The provisions for taxes, if any, reflected in
Schedule 2.6 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by CHAN JIANG .

      2.10  Investigation of Financial Condition

      . Without in any manner reducing or otherwise mitigating the representations contained herein, NAGM and its legal counsel and accountants shall have the opportunity to meet with CHAN JIANG's legal counsel and accountants to discuss the financial condition of CHAN JIANG. CHAN JIANG shall make available to NAGM all books and records of CHAN JIANG.

      2.11  Patents, Trade Names and Rights

      .   To  the  best of its knowledge, CHAN JIANG is not infringing upon  or otherwise acting adversely to the right or claimed right of any person with respect to patents, trade names and rights.

      2.12  Compliance with Laws

      . CHAN JIANG has complied with, and is not in violation of, applicable central or local statutes, laws and regulations (including, without limitation, and to the knowledge of the officers of CHAN JIANG, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. At Closing CHAN JIANG will provide an opinion from its counsel in the PRC to the effect that this Agreement and the transactions hereby are in full compliance with Chinese law and that Seller has obtained all regulatory approvals.

      2.13  Litigation

      . CHAN JIANG is not a defendant to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of CHAN JIANG , threatened against or affecting CHAN JIANG or its business, assets or financial condition CHAN JIANG is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. CHAN JIANG is engaged in any material lawsuits to recover monies due it.

      2.14  Full Disclosure

      . None of the representations and warranties made by CHAN JIANG herein or in any exhibit, certificate or memorandum furnished or to be furnished by CHAN JIANG, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

      2.15  Assets

      . CHAN JIANG has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in the financial statements.

      2.16  Material Contracts

      .    CHAN  JIANG  has  no  material  contracts  other  than  distribution agreements, except as set forth on the financial statements or schedules herein.

      2.17  Indemnification of Officers and Directors

      . The parties acknowledge and agree that prior to execution of this Agreement, each party had separately adopted resolutions and bylaws affording indemnification, to the fullest extent permitted by law, of all officers, directors, promoters, attorneys and other responsible persons, past or present, which arises out of or pertains to any non-intentional action or omission taken in good faith while serving in such capacity on behalf of the Corporation. The parties hereby agree that each shall, to the fullest extent permitted by law, retain and maintain such indemnification provisions with respect to its officers and directors and that each party shall hereafter continuously maintain the fullest indemnification of officers and directors as permitted by law.

      2.18  General

      . All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance and CHAN JIANG shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Parties on or prior to the Closing shall have been performed or complied with and CHAN JIANG shall not be in default in the performance of or compliance with any provisions of this Agreement. CHAN JIANG shall have delivered to the other an Officer's Certificate from the chief executive officer or chief financial officer or acceptable agent thereof, dated the date of the Closing date, certifying to all representations and warranties required by this Agreement.

                                  ARTICLE III



                    REPRESENTATIONS AND WARRANTIES OF NAGM



      NAGM represents and warrants to CHAN JIANG and Sellers that:

      3.1   Organization

      . NAGM is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

      3.2   Capital

      . The capital stock of NAGM consists of 100,000,000 shares of authorized common stock, of which 23,216,058 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which two series have been previously designated; (i) 1,000,000 shares of Series A Preferred Stock, of which no shares are issued, and (ii) 8,000,000 shares of Series B Preferred Stock, of which no shares are issued. The outstanding shares of Common Stock are owned 13,124,954 by the E.H. Hawes Trust; 535,556 shares by Richard P. Crane; 2,535,673 shares by Daryl Snadon; 1,750,000 shares by Mike D. Case; 2,058,644 shares owned by James Bowyer, and a public float of 3,211,231 shares owned by approximately 3,072 shareholders of record and an undetermined number of beneficial holders. In addition, Crane owns option to acquire up to 1,000,000 shares of common stock. Except as stated there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements, commitments or obligations of NAGM to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in Section 3.2.

      In January 2000, the Company granted two directors stock options, whereby each may acquire 1,000,000 shares of common stock, at an exercise price of $.03125 per share. The shares were fully vested as of the date of grant and expire five years from the date of grant. In November of 2002, one director resigned as a director of NAGM upon which time his 1,000,000 option was cancelled. No options to purchase the Company's common stock were issued or granted in 2004 or 2005, and all existing stock options (for 1,000,000 shares of common stock) expired in January 2005. In March 2006, the board of directors of the Company extended the stock options for 1,000,000 shares of common stock noted in the previous paragraph, for a term of five years (expiring in March 2011), at the exercise price of $.03125 per share. The shares are fully vested as of the date of grant. The stock options for the 1,000,000 will be reversed in the reverse split such that the post split shares will total 100,000.

      3.3   Subsidiaries

      . NAGM does not have any subsidiaries or own any interest in any other enterprise.

      3.4   Directors and Officers

      . The names and titles of all directors and officers of NAGM as of the date of this Agreement are:

NAME                 	AGE	POSITION                	 SINCE

E.H. Hawes, II       	66 	Director (Chairman), President,
				Chief Executive Officer and
				Chief Financial Officer		 1998
Richard P. Crane, Jr.	66 	Director and Secretary           1994




      3.5   Financial Statements

      . CHAN JIANG has been furnished with complete and correct copies of the following financial statements of NAGM (the "NAGM Financial Statements"): (a) the audited balance sheet of NAGM as of December 31, 2006 and the respective related consolidated statements of income, retained earnings and cash flows for the twelve month period then ended, and (b) the audited consolidated balance sheet of NAGM as of December 31, 2005 together with the related consolidated statements of operations, retained earnings and cash flows for the twelve month period then ended. The NAGM Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly and accurately present the financial condition of NAGM at the date thereof and the results of its operations for the period covered thereby. All the books, records and accounts of NAGM are accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to NAGM the conduct of its business and accurately present and reflect all of the transactions described therein.

      The parties acknowledge that an audit for the period ending December 31, 2006 and 2007 were prepared by the Company's auditors Sartain Fischbein & Co., Tulsa, Oklahoma. There have been no material disagreements with the auditors, all auditing invoices have been paid in full and the Company will obtain consents as necessary to change auditors if requested by the Company's newly elected Board of Directors. The financial statements filed with Forms 10-KSB and 10-QSB have been prepared in accordance with the rules and guidelines of the Public Company Accounting Oversight Board ("PCAOB") and generally accepted accounting principles and practices ("GAAP") consistently followed by NAGM throughout the period indicated, and fairly present the financial position of NAGM as of the date of the balance sheet included in the financial statements and the results of operations for the period indicated.

      3.6   Changes in Financial Condition

      . Since the Balance Sheet Date, there have occurred no event or events that, individually or in the aggregate, have caused or will cause a Material Adverse Effect. NAGM has not (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation to its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its Affiliates, (c) increased the compensation, including bonuses, payable or to be payable to any of its directors, officers, employees or Affiliates, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

      3.7   Absence of Undisclosed Liabilities

      . As of the closing date NAGM does not have any liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the Distribution of Proceeds contained in Article I. NAGM (i) does not have any outstanding indebtedness for borrowed money or for any other purpose and
(ii) except as reflected, is not a guarantor or otherwise contingently liable on such indebtedness of any other Person. At closing NAGM shall not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

      3.8   Tax Returns

      . Within the times and in the manner prescribed by law NAGM has filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct. NAGM has paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. NAGM has no knowledge of any material additional assessments or any basis therefore. NAGM has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities. There are no present disputes as to taxes of any nature payable to NAGM and the Company has no actual knowledge or notice of any returns due or any unpaid tax, lien, claim of lien, penalty, interest, assessment or charge by a taxing authority .Any deficiencies proposed as a result of any governmental audits of such tax returns have been paid or settled or are being contested in good faith, and there are no present disputes as to taxes payable by NAGM.

      3.9   Investigation of Financial Condition

      .   Without  in  any  manner  reducing   or   otherwise   mitigating  the
representations contained herein, CHAN JIANG and its legal counsel and accountants shall have the opportunity to meet with NAGM's legal counsel and accountants to discuss the financial condition of NAGM. NAGM shall make available to CHAN JIANG all books and records of NAGM.

      3.10  Patents, Trade Names and Rights

      . To the best of its knowledge, NAGM is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to any of the foregoing.

      3.11  Compliance with Laws

      . NAGM has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

      3.12  Litigation

      . NAGM is not now a named or threatened party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of NAGM threatened against or affecting NAGM or its business, assets or financial condition. NAGM is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. NAGM is not engaged in any material lawsuits to recover monies due it. no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to NAGM's knowledge, threatened (nor to NAGM's knowledge, does any basis exist therefore) against NAGM or, to NAGM's knowledge, any officer of NAGM, which individually or in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks equitable relief, rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby.

      3.13  Authority

      . The Board of Directors of NAGM has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and NAGM has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of NAGM and is enforceable in accordance with its terms and conditions. As of the Closing, the Shareholders shall have approved this Agreement and the transactions described herein as required by Delaware law. All consents and approvals to the transactions contemplated by this Agreement required to be obtained by any Seller from any third party shall have been obtained by such Seller. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the NAGM Stock and the sale of CHAN JIANG Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect. No additional consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection any NAGM Parties' execution or delivery of valid stock certificates or other performance of the this Agreements or the offer, issue or sale of the NAGM Stock by Shareholders or the consummation of any other transaction pursuant to this Agreement on the part of any NAGM Party, except for filings under applicable federal securities or blue sky laws.

      3.14  Ability to Carry Out Obligations

      . The execution and delivery of this Agreement by NAGM and the performance by NAGM of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which NAGM is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of NAGM; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of NAGM.

      3.15  Full Disclosure

      . None of the representations and warranties made by NAGM herein or in any exhibit, certificate or memorandum furnished or to be furnished by NAGM or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading. NAGM's Annual Report the year ended December 31, 2006 will not contain any untrue statement of a material fact, nor omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of NAGM to Sellers in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      3.16  Assets

      . NAGM has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances.

      3.17  Material Contracts

      . Except as set forth on Schedule 3.17, NAGM has no material contracts with any other party and no other agreement shall be breached by the entry of this Acquisition Agreement, including without limitation:

            (a) Collective bargaining agreements, employment, bonus or consulting agreements, all pension, profit sharing, deferred compensation, stock option, stock purchase, retirement, welfare or incentive plans or agreements, and all plans, agreements or practices that constitute "fringe benefits" to any of the employees of NAGM.

            (b) Contractual Obligations under which NAGM is restricted from carrying on any business, venture or other activities anywhere in the world.

            (c) Contractual Obligations to sell or lease (as lessor) any of the properties or assets of NAGM, except in the ordinary course of business, or to purchase or lease (as lessee) any real property.

            (d) Contractual Obligations pursuant to which NAGM guarantees any liability of any Person, or pursuant to which any Person guarantees any liability of NAGM.

            (e) Contractual Obligations pursuant to which NAGM provides goods or services involving payments to NAGM of more than $1,000 annually, which Contractual Obligation is not terminable by NAGM without penalty upon notice of thirty (30) days or less.

            (f) Contractual Obligations with any Affiliate of NAGM. Contractual Obligations providing for the disposition of the business, assets or shares of NAGM or the merger or consolidation or sale or purchase of all or substantially all of the assets or business of any Person, and any letters of intent relating to the foregoing.

            (g) Contractual Obligations of NAGM relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien on, any asset of NAGM (including liens imposed by operation of law in favor of landlords, suppliers, mechanics or others who provide services to NAGM).

            (h) All of the Contractual Obligations of NAGM that are enforceable against NAGM and, to NAGM's knowledge, the other parties thereto in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. NAGM is not in default under nor, to NAGM's knowledge, are there any liabilities arising from any breach or default by any Person prior to the date of this Agreement of, any provision of any such Contractual Obligation.

      2.18  Market for Company Stock

      . NAGM has been advised that at least three (3) NASD members presently make markets in the Company's common stock as of the date of closing pursuant to the Rules and regulations of the NASD. The Company's stock has been given the symbol "NAGM" and is eligible for continued trading on the NASD OTC bulletin board. While the Company has no arrangements or understanding with any market maker to make or maintain any market, the Company has no knowledge of any intention to terminate making markets in the securities by any of its present market makers.

      3.19  Minute Books

      . The minute books of NAGM shall be provided to counsel for CHAN JIANG prior to the Closing and shall contain a complete record of actions taken at all meetings of directors and Shareholders during the four year period immediately preceding the date of this Agreement and reflect all such actions accurately in all material respects.

      3.20  Real Property Holding Corporation

      . NAGM is not a "United States real property holding corporation" as defined in section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2(b).

                                  ARTICLE IV



           REPRESENTATIONS AND WARRANTIES OF CHAN JIANG SHAREHOLDERS



      By execution hereof, the attorney in fact of the current CHAN JIANG shareholders represents, among other things, that:

      4.1   Share Ownership

      . Each CHAN JIANG shareholder holds the number of CHAN JIANG Shares set forth on Schedule 4.1 of record. The shares are not subject to any lien, encumbrances or pledge. Each CHAN JIANG shareholder has the authority to exchange their shares pursuant to this Agreement. Each CHAN JIANG Shareholder has named and nominated CHENG WEI DONG as his or its attorney-in-fact to execute and deliver this Agreement. Such appointment shall remain in effect through the Closing Date.

      4.2   Investment Intent

      . CHAN JIANG and each CHAN JIANG shareholder understands that the NAGM Shares are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Act for nonpublic offerings and that:

            (a) The NAGM Shares are being acquired solely for the account of each CHAN JIANG shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the NAGM Shares;

            (b) Each CHAN JIANG shareholder will not dispose of the NAGM Shares or any portion thereof unless and until counsel for NAGM shall have determined that the intended disposition is permissible and does not violate the Act or any applicable state securities laws, or the rules and regulations thereunder;

            (c) NAGM has made all documentation pertaining to all aspects of this Agreement available to him and to his qualified representatives, if any, and has offered such person or persons any opportunity to discuss the Exchange Offer with the officers of NAGM;

            (d) Each CHAN JIANG shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the NAGM Shares on the terms and conditions set forth;

            (e) Each CHAN JIANG shareholder is able to bear the economic risk of an investment in the NAGM Shares; and

            (f) Each CHAN JIANG shareholder understands that an investment in the NAGM Shares is not liquid, and such shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment.

            (g) Each CHAN JIANG Shareholder further represents and warrants to the Subscription Representations contained in Exhibit B attached hereto.

      4.3   Legend

      . CHAN JIANG and each CHAN JIANG shareholder acknowledges that the certificates evidencing the NAGM Shares acquired pursuant to this Agreement will have a legend placed thereon stating that the NAGM Shares have not been registered under the Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of the NAGM Shares.

      4.4   Penny Stocks

      . The NAGM Shares being exchanged are "penny stocks" within the definition of that term as contained in the Exchange Act, which are generally equity securities with a price of less than $5.00. NAGM's shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of the common stock.

                                  ARTICLE V



                                   COVENANTS



      5.1   Investigative Rights

      . From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

      5.2   Conduct of Business

      . Prior to Closing, NAGM and CHAN JIANG shall each conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

      5.3   Indemnification

      .

            (a) NAGM Claims. Sellers shall indemnify and hold harmless NAGM, its successors and assigns, against, and in respect of any and all damages, losses, liabilities, costs, and expenses incurred or suffered by NAGM that result from, relate to, or arise out of (i) any failure by Sellers to carry out any covenant or agreement contained in this Agreement; (ii) any material misrepresentation or breach of warranty by Sellers contained in this Agreement, or any certificate, furnished to NAGM by Sellers pursuant hereto; (iii) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Sellers' dealings, agreement, or arrangement with such Person; or (iv)any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to NAGM from any matter set forth in subsection (i) above.

            (b) Sellers Claims. NAGM shall indemnify and hold harmless Sellers against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal, accounting and other expenses, which may arise out of: (a) any material breach or violation by NAGM of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (b) any material breach of any of the representations or warranties made in this Agreement by NAGM; or (c) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of NAGM's dealings, agreement, or arrangement with such Person.

            (c)   Offset.   The  amount  of any liability of under this Section
      5.3 shall be computed net of any tax benefit to the other party from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received with respect to the matter out of which such liability arose.

            (d) Survival. The representations and warranties of Sellers contained in this Agreement, or any certificate delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for a period until the expiration of any applicable statutes of limitation provided by law ("Survival Period"). Anything to the contrary notwithstanding, the Survival period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

            (e)   Claims  Procedures.   A  claimant  under  this  section shall
      provide written notice to the other party of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar a claimant's ability to assert any such claim except to the extent that the other party is actually prejudiced thereby, provided that such notice is received during the applicable Survival Period. NAGM shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability under this Section.

            (f) Defense of Third-Party Claims. With respect to any claim under this Section, relating to a third party claim or demand, each party shall provide the other with prompt written notice thereof, who may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to the claimant any such claim or demand, and all parties at their expense, shall have the right to participate in the defense of any such third party claim. So long as the party is defending in good faith any such third party claim, claimant shall not settle or compromise such third party claim. In any event all parties shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

                                   ARTICLE VI



                  CONDITIONS PRECEDENT TO NAGM'S PERFORMANCE



      6.1   Conditions

      . NAGM's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. NAGM may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by NAGM of any other condition of or any of NAGM's other rights or remedies, at law or in equity, if CHAN JIANG as Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

      6.2   Accuracy of Representations

      . Except as otherwise permitted by this Agreement, all representations and warranties by CHAN JIANG as Seller in this Agreement or in any written statement that shall be delivered to NAGM by CHAN JIANG under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

      6.3   Performance

      . CHAN JIANG as Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

      6.4   Absence of Litigation

      . No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against CHAN JIANG as Seller on or before the Closing Date.

      6.5   Officer's Certificate

      . CHAN JIANG shall have delivered to NAGM a certificate dated the Closing Date and signed by the President of CHAN JIANG certifying that each of the conditions specified in Sections 6.1 through 6.7 hereof have been fulfilled.

      6.6   Legal Opinion

      .   NAGM shall have received an opinion of Charles Barkley,  Attorney  at
Law, and from   CHAN  JIANG's  Chinese  counsel  in  form  acceptable to NAGM's counsel and dated as of the Closing Date.

      6.7   Form 8-K

      . CHAN JIANG shall provide a copy of the Form 8-K required to be filed upon Closing.

      6.8   General

      . All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance and NAGM shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Parties on or prior to the Closing shall have been performed or complied with and NAGM shall not be in default in the performance of or compliance with any provisions of this Agreement. NAGM shall have delivered to the other an Officer's Certificate from the chief executive officer or chief financial officer or acceptable agent thereof, dated the date of the Closing date, certifying to all representations and warranties required by this Agreement.

      6.9   Due Diligence

      .   NAGM  shall  have  completed  its  examination  of the properties and records of CHAN JIANG and shall be reasonably satisfied with the results of its examination.

                                  ARTICLE VII



               CONDITIONS PRECEDENT TO CHAN JIANG 'S PERFORMANCE



      7.1   Conditions

      . CHAN JIANG's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this
Article VII. CHAN JIANG may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by CHAN JIANG of any other condition of or any of CHAN JIANG other rights or remedies, at law or in equity, if NAGM shall be in default of any of its representations, warranties or covenants under this Agreement.

      7.2   Accuracy of Representations

      . Except as otherwise permitted by this Agreement, all representations and warranties by NAGM in this Agreement or in any written statement that shall be delivered to CHAN JIANG by NAGM under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

      7.3   Performance

      . NAGM shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

      7.4   Absence of Litigation

      . No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against NAGM on or before the Closing Date. There have been no regulatory actions, formal or informal, by the Commission, the NASD, any state securities regulatory board, or other regulatory body or agency.

      7.5   Current Status

      . NAGM shall have prepared and filed with the Commission all periodic reports required to be filed prior to the closing date under the Exchange Act. The capitalization of NAGM shall not have changed since the signing of this Agreement and there shall have been no new issuances of securities of any type or kind. The financial condition of NAGM has not materially changed.

      7.6   Assets of NAGM

      .   On the Closing Date,  the  assets  of  NAGM  will  include  at  least
$1,000.00 in cash; and no unpaid liabilities except in the ordinary course of business or as provided in Section 1.3.

      7.7   Officer's Certificate

      . NAGM shall have delivered to CHAN JIANG a certificate dated the Closing Date and signed by the President of NAGM certifying that each of the conditions specified in Sections 7.1 through 7.7 hereof have been fulfilled.

                                  ARTICLE VIII



                                    CLOSING



      8.1   Closing

      . The Closing of this transaction shall be held at the offices of Charles W. Barkley, 6201 Fairview Road, Suite 200, Charlotte, NC 28210 as specified in Article I. At the closing:

            (a) CHAN JIANG shall deliver to NAGM WOFE2's stock certificates as indicated in Article I executed by its agent, together with certificates and/or stock powers representing all of the outstanding WOFE2 Shares duly endorsed to NAGM;

            (b) NAGM shall deliver to CHAN JIANG certificates representing 500,000 shares of Series C Preferred Stock and 3,800,000 (pre-split ) shares of Common Stock for which the WOFE2 Shares have been exchanged, pursuant to the share computations set forth in Article I hereto;

            (c) NAGM shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of NAGM are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel in form acceptable to CHAN JIANG, and (iii) assignment letter signed by all current and existing creditors to the endosse or designees by CHAN JIANG in corresponding to the amount of $150,000 as in Clause 1.4 (a) hereof, and
      (iv) NAGM's company kits and seal or chops and records of minutes of meeting of boards;

            (d) NAGM shall deliver a signed consent and/or Minutes of the Meetings of the Board of Directors of NAGM approving this Agreement and each matter to be approved by the directors of NAGM under this Agreement;

            (e) CHAN JIANG shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of CHAN JIANG are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel; and

            (f) CHAN JIANG shall deliver a signed consent and/or minutes of the directors of CHAN JIANG approving this Agreement and each matter to be approved by the directors of CHAN JIANG under this Agreement.

      8.2   Other Events Occurring at Closing

      .  At Closing, the following shall be accomplished:

            (a) All of the officers and directors of NAGM shall resign and the nominees identified by CHAN JIANG shall have been appointed.

            (b) This Agreement shall have been duly authorized, executed and delivered by the parties hereto and a copy of such executed agreement shall have been delivered to both NAGM and CHAN JIANG.

            (c) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement shall have been duly authorized, executed and delivered by the parties thereto and a copy of such executed instruments, documents and certificates shall have been delivered to both NAGM and CHAN JIANG.

            (d) All of the certificates representing the WOFE2 Stock shall be delivered to NAGM, duly and validly endorsed for transfer to NAGM.

            (e) The NAGM Stock certificates representing the shares to be issued and sold to the Shareholders as described herein shall be delivered to a representative of CHAN JIANG for delivery to Shareholders.

            (f) NAGM shall deliver to CHAN JIANG a certificate of good standing of NAGM issued by the Secretary of State of Delaware and such certificate dated no earlier than ten (10) business days prior to the Closing.

            (g) CHAN JIANG shall deliver to NAGM a certificate of good standing of CHAN JIANG issued by the Delaware Division of Corporations and such certificate dated no earlier than ten (10) business days prior to the Closing.

                                 ARTICLE IX



                                  TERMINATION



      9.1   Termination

      .  This Agreement may be terminated  at  any  time  prior  to the Closing
Date:

            (a)   by mutual written consent of NAGM and CHAN JIANG;

            (b) by either NAGM and CHAN JIANG if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the nonbreaching party of such failure to comply;

            (c) by either NAGM and CHAN JIANG if there has been (i) a breach by the other party (in the case of CHAN JIANG, including any breach by Seller) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of CHAN JIANG, including any breach by Seller) of any representation or warranty, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the nonbreaching party of written notice of the breach;

            (d) by NAGM and CHAN JIANG if the transactions contemplated by this Agreement have not been effected on or prior to the close of business on the date that is 180 days after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the sale of the Assets to have occurred on or prior to the aforesaid date;

            (e) by NAGM and CHAN JIANG if any court or other Governmental Body having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Exchange and such order, decree, ruling or other action shall have become final and nonappealable;

      The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      9.2   Effect of Termination

      . In the event of termination of this Agreement by either NAGM and CHAN JIANG , as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of Seller, NAGM and CHAN JIANG or their respective officers or directors; provided, however, that nothing contained in this Section 9.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

      9.3   Waiver

      . At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X



                                 MISCELLANEOUS



      10.1   Captions and Headings

      . The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

      10.2   No Oral Change

      . This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

      10.3   Non-Waiver

      . The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

      10.4   Time of Essence

      . Time is of the essence of this Agreement and of each and every provision.

      10.5   Entire Agreement

      . This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

      10.6   Choice of Law

      .   This Agreement and its application shall be governed by the  laws  of the State of Delaware.

      10.7   Counterparts

      .   This  Agreement  may  be  executed  simultaneously  in  one  or  more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.8   Notices

      . All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


North American Gaming & Entertainment Corporation
13150 Coit Road, Suite 125
Dallas, TX  75240
Attention:  E. H. Hawes, II

Copies to:

Ronald L. Brown, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX  75201

CHAN JIANG
Xi'an City, P.R., China

Copies to:

Charles W. Barkley, Attorney
6201 Fairview Road, Suite 200
Charlotte, NC  28210


      10.9   Binding Effect

      . This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement. All document signed by fax or email shall have the same effect as original one .

      10.10  Mutual Cooperation

      . The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

      10.11  Announcements

      . The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement. NAGM must issue an appropriate press release on Dun & Bradstreet, Business Wire, Vintage Filings, Disclosure, Inc. or similar service of the content of this Agreement on the date when this Agreement is signed by each party and receipt of the earnest by the escrow agent Charles Barkley (the later date will prevail if the times are not consistent). A copy of the press release shall be obtained from the issuing agency and shall be furnished to PCA when issued. Preference will be given to services that issue in the PRC as well as the United States.

      10.12  Expenses

      . Each party will pay its own legal, accounting, escrow and other out of pocket expenses incurred in connection with this Agreement, whether or not this Agreement is consummated.

      10.13  Survival of Representations and Warranties

      .   The  representations,  warranties,  covenants and agreements  of  the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

      10.14  Exhibits

      . As of the execution hereof, the parties have provided each other with the exhibits described herein. Any material changes to the exhibits shall be immediately disclosed to the other party.

                            ***Signatures Follow***





      AGREED AND ACCEPTED as of the date first above written.

                                    NORTH AMERICAN GAMING AND ENTERTAINMENT
                                    CORPORATION



                                    By: _______________________________________



                                       E. H. Hawes, II, CEO



                                    SHAANXI CHAN JIANG SI YOU NENG YUAN GU FENG
                                    YOU XIANG GONG SI.



                                    By: _______________________________________



                                       Attorney in Fact




                                    SHAREHOLDERS OF CHAN JIANG


                                       ________________________________________


                                       ________________________________________



                                       ________________________________________



                                       ________________________________________

                                    [LIST]


                                    By: _______________________________________



                                       Name:___________________________________



                                       Attorney-in-Fact for Shareholders of
                                       CHAN JIANG

                                   EXHIBIT A



                           SERIES C PREFERRED STOCK

                             CERTIFICATE OF SECRETARY OF

                  NORTH AMERICAN GAMING & ENTERTAINMENT CORPORATION

                                   ________, 2007

      The  undersigned  Secretary  of  North  American  Gaming  & Entertainment

Corporation hereby certifies that the following is a copy of a resolution  duly adopted  by  the  Board  of Directors at a meeting on _________, 2007, and that such resolution is in full force and effect.

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, effective as of ________, 2007 a series of Preferred Stock of the
            Corporation be, and it hereby is, created, such series of Preferred Stock to be designated Series C Convertible Preferred Stock, to consist of 500,000 shares with a par value of $_____ per share and to have the dividend rate, rights of redemption and prices at which shares of such series may be redeemed as set forth in Exhibit A attached hereto.

            RESOLVED FURTHER, that the officers shall file Exhibit A with the Delaware Secretary of State.

            EXECUTED the date first above written.









                                       ________________________________________



                                    Secretary











                                      A-

                                   EXHIBIT A

            CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF



                     SERIES C CONVERTIBLE PREFERRED STOCK



                                      OF



               NORTH AMERICAN GAMING & ENTERTAINMENT CORPORATION

It is certified that:

      A. The name of the company is NORTH AMERICAN GAMING & ENTERTAINMENT CORPORATION, a Delaware corporation (hereinafter the "COMPANY").

      B. The Certificate of Incorporation of the Company, as amended, authorizes the issuance of 10,000,000 shares of Preferred Stock, $_______ par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series by means of resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

      C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted a resolution (which resolution was duly adopted by all necessary action on the part of the Company) creating the Series C Convertible Preferred Stock as follows:

      1. Designation and Amount. There shall be a series of Preferred Stock of the Company which shall be designated as "Series C Convertible Preferred Stock" (the "SERIES C PREFERRED STOCK"), having a par value of $______ per share and a preference upon liquidation as specified in Section 4 below. The number of shares constituting the Series C Preferred Stock shall be 500,000 and such number of shares may be decreased by resolutions of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, convertible notes, options or warrants or upon conversion of outstanding securities issued by the Company. The Company may issue fractional shares of Series C Preferred Stock.

      2.    Dividends.

            (a) Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series C Preferred Stock shall not be entitled to receive dividends.

            (b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the date of issuance. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

            (c) The Company shall not declare or pay any dividends in respect of any Junior Security or repurchase, redeem or acquire any shares of common stock of the Company (the "COMMON STOCK"), or any other classes of equity securities of the Company, including any warrants, options or rights to acquire any such equity securities (collectively, "JUNIOR SECURITIES"), or otherwise make a distribution or other payment in respect of any Junior Security, directly or indirectly, in cash, property, assets, rights, securities or other consideration unless, simultaneously with such declaration or payment, the Company shall pay to each holder of Series C Preferred Stock the sum of (i) all accrued but unpaid dividends on such holder's Series C Preferred Stock, and (ii) the amount that such holder of Series C Preferred Stock would be entitled to received if all shares of Series C Preferred Stock had been converted to Common Stock immediately prior to the record date for such payment, at the then current Conversion Rate (as defined in Section 3(a) below).

      3.    Conversion  Rights.   The holders of Series C Preferred Stock shall
have the following conversion rights (collectively, the "CONVERSION RIGHTS"):

            (a) Automatic Conversion. Each issued and outstanding share of Series C Preferred Stock shall automatically convert upon the filing by the Company of an amendment (the "AMENDMENT") to its Articles of Incorporation, increasing the number of authorized shares of Common Stock to 200,000,000 shares, changing the Company's name and implementing a one-for-ten reverse stock split, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series C Preferred Stock) by the Conversion Rate. The "CONVERSION RATE" shall initially be equal to 1,218 shares of Common Stock for each share of Series C Preferred Stock. This initial Conversion Rate shall be subject to adjustment as hereinafter provided.

            (b) Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the Conversion Rate shall be adjusted so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series C Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

            (c) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 3(c) above) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions in which more than ten percent (10%) of the outstanding voting securities of the Company (on an as converted basis) are sold or assigned (any of which events is herein referred to as a "REORGANIZATION"), then as a part of such Reorganization, the Conversion Rate shall be adjusted so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series C Preferred Stock after the Reorganization, to the end that the provisions of this Section 3 (including adjustment of the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

            (d) Exercise of Conversion Rights. From and after the date that the Amendment has been filed, and if for any reason the Series C Preferred Stock has not been automatically converted, the holders of
      Series C Preferred Stock may exercise their Conversion Rights by telecopying an executed and completed notice (a "NOTICE OF CONVERSION") to the Company and delivering the original Notice of Conversion and the certificate representing the Series C Preferred Stock by express courier. Each business day on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series C Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "CONVERSION DATE." For purposes hereof, the term "business day" refers the hours between 9:00 a.m. and 5:00 p.m. on any day on which banks are open for business in Dallas, Texas. Provided that the Company has received the original Notice of Conversion and Series C Preferred Stock certificate being so converted, the Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series C Preferred Stock (together with the certificates representing the Series C Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, three business days after the receipt by the Company of the original Series C Preferred Stock Certificate representing the shares being converted. In addition to any other remedies which may be available to the holders of shares of Series C Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent to deliver, such shares of Common Stock within such three (3) business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series C Preferred Stock certificates representing the portion of the Series C Preferred Stock converted shall be delivered to the following address:

                  Telephone:



      Upon delivery of a Notice of Conversion in proper form, the Series C Preferred Stock covered by such Notice of Conversion shall be deemed to be converted for all purposes, without further action required on the part of the holder thereof or on the part of the Company.

            (e) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon the cancellation of the Series C Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series C Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series C Preferred Stock if the holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

            (f) Fractional Shares. The Company will not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock. Rather, the Company will round the number of shares issuable upon conversion of the Series C Preferred Stock up to the nearest whole share.

            (g)   Partial Conversion.   In  the  event  some but not all of the
      shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

            (h) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series C Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      4.    Liquidation, Dissolution or Winding Up.

            (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received per share, an amount equal to the greater of (i) the Purchase Price, plus the amount of all declared but unpaid dividends an distributions thereon, if any (the "SERIES C LIQUIDATION PREFERENCE") and
      (ii) the per share consideration then payable to holders of the Common Stock upon such liquidation, whether or not the holders of the Series C Preferred Stock shall have converted their shares.

            (b) In the event there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference plus accrued but unpaid dividends, then all of the assets available for distribution shall be distributed ratably to the holders of Series C Preferred Stock in proportion to the amount that would be paid to such holders if such assets were sufficient to permit payment in full.

            (c) For purposes of this Section 4, a liquidation, dissolution or winding up of this Company shall be deemed to be occasioned by, or to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company, unless, in any event, within 30 days after delivery of written notice of any such transaction by the Company to the holders of the Series C Preferred Stock, the holders of at least a majority of the shares of the Series C Preferred Stock then outstanding provide the Company with written notice that such transaction shall not be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 4. The Company shall give each holder of the Series C Preferred Stock written notice of any transaction referenced in subclauses (a) and (b) of this Section 4(c) no less than 30 days prior to the occurrence thereof.

      5. Voting Rights. Except as expressly provided otherwise herein, or as required by law, the holders of shares of Series C Preferred Stock shall vote together as a single class with the holders of the Common Stock, on an as-converted basis.

      6. No Reissuance of Series C Preferred Stock. Any share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series C Preferred Stock.

      7.    Notices of Record Date.  In the event of:

            (a) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

            (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

            (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, and in each such event the Company shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying: (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right; and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

      8. Ranking. The Series C Preferred Stock shall rank senior as to dividends and redemption, and upon liquidation, dissolution or winding up to all other shares of common or preferred stock issued by the Company whether previously or subsequently issued.

      9. Transfer and Exchange. Upon surrender of any shares of Series C Preferred Stock at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Series C Preferred Stock or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Series C Preferred Stock or part thereof), the Company shall execute and deliver, at the Company's expense, one or more new shares of Series C Preferred Stock (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Series C Preferred Stock. Each such new share of Series C Preferred Stock shall be payable to such Person as such Holder may request and shall be substantially in the form specified herein.








                                      A-

                                   EXHIBIT B

                         SUBSCRIPTION REPRESENTATIONS

FOR NON-U.S. INVESTORS:



      1. By checking this box, I represent that I am not a citizen of the United States, a "Resident Alien" of the United States, or otherwise a "U.S.
Person" (FOR INDIVIDUAL INVESTORS ONLY)   {square}

      2. We represent that NONE of the Shares we are acquiring are being acquired by a "U.S. Person" or by a person or entity that is owned, directly or indirectly, in whole or in part, by a U.S. Person (except to the extent that the indirect ownership by a U.S. Person would not result in the acquiring entity being classified as a U.S. Person under applicable provisions of Regulation S under the Securities Act of 1933, as amended). (FOR CORPORATIONS, PARTNERSHIPS, ESTATES, TRUSTS AND OTHER ENTITIES ONLY) {square}

      3. We represent that we are not acquiring any of the Shares for the benefit of, or with an intent or under any obligation (including any option or other right) to resell such Shares to, any U.S. Person or any entity that is owned, directly or indirectly, in whole or in part, by any U.S. Person (except to the extent that the indirect ownership by a U.S. Person would not result in the acquiring entity being classified as a U.S. Person under applicable provisions of Regulation S under the Securities Act of 1933, as amended). We represent that we were not solicited for the purchase of Shares while we were in the United States. If we were solicited while in the United States, we are either (x) fiduciaries acting with discretion for persons who are not U.S. Persons or (y) agents acting without discretion for such persons who are also "accredited investors" under Regulation D of the U.S. Securities and Exchange Commission (the "Commission"). We represent that we qualify as each of the following: (a) an "accredited investor" within the meaning of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and (b) a "qualified purchaser" within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended.

      4. We represent that we are fully informed as to the legal and tax requirements within our own country or countries regarding a purchase of Shares.

      5. We represent that we or our beneficial owner is not a person, government, country or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of, United States Executive Order 13224, as issued on September 24, 2001 ("EO 13224") (which list is published at http://www.treasury.gov/terrorism.html); (ii) whose name appears on the most current U.S. Office of Foreign Assets Control ("OFAC") list of "Specifically Designated Nationals and Blocked Persons" (which list is published on the OFAC website, http://www.treas.gov/ofac); (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any person, government, country or entity listed above. Any funds used by us to invest in the Fund were not, directly or indirectly, derived from activities that may contravene U.S. federal and/or state laws and regulations, including anti-money laundering laws, or that may contravene the anti-money laundering laws of any other jurisdiction.

      6. We agree not to transfer any Shares except with the prior consent of the Company. We also agree to notify the Company if we change our citizenship or residence, and we understand that our Shares may be redeemed if we are no longer eligible investors in the Company in order to avoid adverse tax or regulatory consequences to the Company or its other shareholders.